EXHIBIT 12
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               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                        THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                             JUNE 30,                        JUNE 30,
  (in thousands)                                                       2005            2004            2005           2004
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
  Income before taxes on income and cumulative
    effect of an accounting change                                 $363,713        $243,991      $1,001,426       $732,107
  Add fixed charges:
  Interest expense - excluding interest on deposits                  10,358           8,456          27,164         24,185
  Interest expense - deposits                                         2,043             942           5,165          3,124
  Interest factor on rent /1                                          4,088           3,357          11,564          9,775
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  Total fixed charges                                                16,489          12,755          43,893         37,084
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  Earnings before fixed charges and taxes on
    income                                                         $380,202        $256,746      $1,045,319       $769,191
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  Ratio of  earnings  to  fixed  charges  -  including
    interest on deposits                                               23.1            20.1            23.8           20.7
  Ratio of  earnings  to  fixed  charges  -  excluding
    interest on deposits                                               26.2            21.7            26.9           22.6
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  /1  Interest factor on rent represents one-third of rental expense (the approximate portion of rental expense representing interest).

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